Exhibit 99.1

                     K-Swiss Reports First Quarter Results

     WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--April 26, 2007--K-Swiss Inc. (NASDAQ: KSWS) today announced results for the first quarter ended March 31, 2007.

     Financial Highlights

     Net earnings for the first quarter of 2007 were $17,997,000, or $0.51 per diluted share, compared with $24,910,000, or $0.70 per diluted share, in the prior-year period.

     For the first quarter of 2007, total worldwide revenues decreased 18.3% to $122,568,000, compared with $149,984,000 in the prior-year period. Domestic revenues decreased 39.7% to $62,383,000 in the first quarter, and international revenues increased 29.2% to $60,185,000.

     Futures Orders

     Worldwide futures orders with start ship dates from April through September decreased 19.8% to $172,192,000 at March 31, 2007, compared with $214,723,000 at
March 31, 2006. Domestic futures orders decreased 37.9% to $88,719,000 at March 31, 2007, from $142,770,000 the previous year. International futures orders increased 16.0% to $83,473,000 at March 31, 2007, from $71,953,000 the previous year.

     Stock Repurchase Program

     The Company purchased 10,000 shares of Class A Common Stock during the first quarter of 2007 for a total expenditure of approximately $269,000 as part of its stock repurchase program. At March 31, 2007, there remains authorization to repurchase approximately 4,066,000 shares under the Company's existing stock repurchase program. Since August 1996, K-Swiss has purchased a total of 25.3 million shares of Class A Common Stock for a total expenditure of $164.5 million.

     Earnings Guidance

     K-Swiss also issued guidance for the second quarter of 2007 and full-year 2007. The Company expects revenues for the second quarter of 2007 to be approximately $87 to $97 million and earnings per diluted share to be in the range of $0.12 to $0.22. The Company expects full-year revenues to be approximately $415 to $440 million and expects to report full-year earnings per diluted share of approximately $1.20 to $1.35.

     The Company's estimates for the second quarter of 2007 and full-year 2007 reflect a significant decline in domestic revenues; substantial investments in product development and marketing for the K-Swiss brand, including a retail strategy; continued expansion of international operations; and continued investment in the Royal Elastics brand. The estimates are based upon the following assumptions: gross margins will be approximately 46% to 47%; SG&A will not rise above $37 million for the second quarter of 2007 or $150 million for the full-year 2007; our tax rate will approximate 21%; customer order cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.11 per share for the full year.

     Steven Nichols, Chairman of the Board and President, stated, "Consistent with the 2007 outlook we provided in February, we posted another quarter of strong international revenues and backlog offset by continued declines in domestic revenues and backlog. As we have noted before, we will remain patient in letting our new team have an impact in apparel, product development, international operations and marketing. We will also continue to rely on our strong cash position to make the necessary yet financially responsible investments to bring the K-Swiss brand back and build on our successes internationally. The benefits of this long-term approach were evident on both fronts during the quarter with the excitement generated by the signing of tennis star Anna Kournikova as the new K-Swiss spokesperson."

     Investor Conference Call and Web Simulcast

     K-Swiss will conduct a conference call on its first quarter 2007 earnings release on April 26, 2007, at 11:00 a.m. ET. The number to call for this interactive teleconference is (303) 262-2075. A replay of this conference call will be available until May 3, 2007, by dialing (303) 590-3000 and entering the passcode, 11087916#.

     The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com on April 26, 2007, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through May 3, 2007.

     K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear

     Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe and new Limited Edition lines, and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended March 31, 2007, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.


           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)

                                                 Three Months Ended
                                                      March 31,
                                                ---------------------
                                                  2007       2006
                                                ---------- ----------
                                                     (Unaudited)
Revenues                                        $ 122,568   $149,984
Cost of goods sold                                 65,020     80,361
                                                ---------- ----------
  Gross profit                                     57,548     69,623
Selling, general and administrative expenses       36,877     34,426
                                                ---------- ----------
  Operating profit                                 20,671     35,197
Interest income, net                                2,211      1,301
                                                ---------- ----------
Earnings before income taxes                       22,882     36,498
Income tax expense                                  4,885     11,588
                                                ---------- ----------
  Net earnings                                   $ 17,997   $ 24,910
                                                ========== ==========
Basic earnings per share                           $ 0.52      $0.73
                                                ========== ==========
Diluted earnings per share                         $ 0.51      $0.70
                                                ========== ==========
Weighted average number of shares outstanding
  Basic                                            34,623     34,257
  Diluted                                          35,481     35,341


                K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)

                                                      March 31,
                                                 --------------------
                                                   2007       2006
                                                 ---------- ---------
                     ASSETS                          (Unaudited)
CURRENT ASSETS
Cash and cash equivalents                        $ 264,713  $191,634
Accounts receivable, net                            59,677    81,211
Inventories                                         56,111    53,361
Prepaid expenses and other                           5,506     2,571
Deferred taxes                                       3,864     3,858
                                                 ---------- ---------
   Total current assets                            389,871   332,635
PROPERTY, PLANT AND EQUIPMENT, NET                  19,843     8,742
OTHER ASSETS
Intangible assets                                    4,700     4,700
Deferred taxes                                       3,518     3,616
Other                                                8,093     6,274
                                                 ---------- ---------
                                                    16,311    14,590
                                                 ---------- ---------
                                                 $ 426,025  $355,967
                                                 ========== =========
      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit                                 $ ---      $---
Trade accounts payable                              12,872    13,534
Accrued liabilities                                 40,156    31,150
                                                 ---------- ---------
   Total current liabilities                        53,028    44,684
OTHER LIABILITIES                                   11,480    11,010
STOCKHOLDERS' EQUITY                               361,517   300,273
                                                 ---------- ---------
                                                 $ 426,025  $355,967
                                                 ========== =========


     CONTACT: K-Swiss Inc.
              George Powlick, Chief Financial Officer, 818-706-5100